Exhibit 99.1
Contacts:
Broadgate Consultants, LLC
Alan H. Oshiki
(212) 232-2222
aoshiki@broadgate.com
Tarragon Corporation
William S. Friedman
(212) 949-5000
wfriedman@tarragoncorp.com
Tarragon Corporation Announces Financial Results for First
Quarter of 2007
Spin-off of Homebuilding Business on Track

NEW YORK, May 11, 2007 — Tarragon Corporation (Nasdaq: TARR), a leading developer of multifamily housing for rent and for sale, today announced its financial results for the first quarter ended March 31, 2007. In addition to presenting consolidated financial results in this release, the Company is including separate financial results, including net income, for its Homebuilding and Real Estate Services businesses in anticipation of the planned spin-off of its Homebuilding business.
First Quarter 2007 Consolidated Financial Results
     The Company reported consolidated revenue for the first quarter of $150.4 million, compared to 114.2 million in first quarter of 2006. The loss from continuing operations was $4.4 million in the first quarter of 2007, compared to income from continuing operations of $11.4 million in the same period of 2006.
     Net loss for the first quarter of 2007 was $4.2 million, or ($0.16) per diluted share. This compares to net income of $18.5 million, or $0.58 per diluted share for the first quarter 2006.
     The first quarter 2007 results included $4.4 million in impairment charges and $5.5 million in depreciation expense. The financial results for the first quarter of 2007 also included $400 thousand in pre-tax gains on sales of properties, while results for the 2006 period included gains of $11.7 million, pre-tax.
     “Our business model of pursuing hard to develop opportunities in high barrier to entry markets is being validated in this difficult real estate market. Income from our core developments in the Northeast and the sale of new, or recently renovated rental communities is expected to more than offset losses in our legacy condominium conversion properties in Florida,” said Tarragon Chairman and Chief Executive Officer William Friedman. “Meanwhile, the Florida condominium conversions, even at today’s reduced prices and sales rates, are contributing cash to rapidly reduce debt and to enhance our ability to pursue new opportunities, especially for rental and mixed use developments in the Northeast. This approach positions the Company favorably for the planned spin-off of our homebuilding business later this year.”
     Total consolidated debt reduction, before new borrowings, during the first quarter of 2007 was $65 million, including over $23 million related to completed condominium conversion projects. By year-end 2007, Tarragon presently expects to repay approximately $125 million of consolidated debt on condominium conversion communities, $130 million on newly built, for-sale developments and $165 million on rental apartment developments.

     “We build and renovate rental communities to sell at a profit. In 2007, we expect to sell five rental communities for over $300 million. Proceeds from these sales will put both our Homebuilding and Real Estate Services businesses in a stronger position to respond to new opportunities,” said Mr. Friedman.
Homebuilding Business Financial Results
     The Company’s Homebuilding business sales, including revenue from unconsolidated properties, were $130.5 million for the first quarter of 2007, compared to $111.9 million in the first quarter of 2006. Homebuilding net loss for the first quarter of 2007 was $1.1 million as compared to net income of $10.9 million for the first quarter of 2006. The decrease was primarily driven by margin reductions in Florida condominium conversion projects over the past year and impairment charges of $4.4 million in the first quarter of 2007 compared to none the same period a year ago. Mr. Friedman commented, “Our goal for 2007 is to reduce debt on our condominium conversion properties and to access our capital now invested in these assets for other opportunities. To keep sales moving, especially in Florida, we are aggressively pricing our homes. These sales will comprise a substantial portion of the results of our homebuilding operations for much of 2007. However, as the year progresses and we dispose of much of our existing condominium conversion inventory, we expect to see a return to more normal margins and have significantly improved our balance sheet, both in terms of liquidity and debt. So as difficult as it may be to our current earnings, it is the right path to long-term stability and profitability for our homebuilding business.”

Real Estate Services Business Financial Results
     The Real Estate Services business had rental revenue of $26.6 million in the first quarter of 2007 compared to $22.7 million in the same period of 2006. Net operating income for the first quarter of 2007 was $13.8 million compared to $10.7 million in the first quarter of 2006. Real Estate Services’ first quarter 2007 net loss was $3.1 million, after pre-tax depreciation expense of $5.5 million, compared to first quarter 2006 net income of $7.5 million after pre-tax depreciation expense of $3.4 million. First quarter 2006 results included pre-tax gains on sale of real estate of $11.7 million compared to pre-tax gains of $400 thousand the first quarter of 2007. There was $14.7 million of interest expense in the first quarter of 2007 compared to $5.4 million in the year ago period. This increase was primarily due to the transfer of several properties from the Homebuilding business to the Real Estate Services business at the end of 2006. In addition, $5.7 million of interest was capitalized in the first quarter 2006 compared to none in the current quarter.
Homebuilding Business Operations
Sales, Orders and Backlog
     In the first quarter of 2007, the Company’s homebuilding business wrote 283 net new orders totaling $84.7 million at an average sale price of $299,000, compared with 461 net new orders totaling $105.1 million for the same period in 2006 at an average sale price of $228,000. The Company delivered 353 homes in the first quarter 2007 for $83 million, at an average price, excluding land development, of $244,000, compared with 663 homes for $156.3 million, with an average price of $241,000, in the first quarter of 2006.
     At the end of the first quarter of 2007, the backlog was $245.7 million representing 647 homes compared with $376.1 million at the end of the first quarter of

2006 representing 1,592 homes. The average contract price, excluding land development, was $437 thousand at March 31, 2007 compared to $289 thousand at March 31, 2006 as a result of an increase in Northeast contracts included in backlog. As of March 31, 2007, 55 percent of the backlog value is derived from contracts written in the Northeast, up from 18 percent a year ago.
Active For Sale Projects
     At March 31, 2007, Tarragon’s active for-sale communities (including backlog) totaled 3,811 homes in 33 communities, representing approximately $1.3 billion in projected revenue, compared to 7,948 homes in 44 communities representing about $2.4 billion in projected revenue at March 31, 2006.
     The $1.3 billion of active, for-sale developments as of March 31, 2007 is comprised of 45 percent new mid- and high-rise buildings, 30 percent condominium conversions and 25 percent new low-rise developments. These communities are currently expected to generate gross margins of 19 percent, 8 percent, and 21 percent, respectively. Overall, a 16 percent average gross margin is anticipated on homes in the active communities. Included in our gross margin are marketing and selling costs and development overhead representing approximately five percent of homebuilding revenue.
Active For Rent Projects
     The homebuilding business continues to build rental communities and currently has eight projects, representing 2,561 apartment homes, in various stages of development. Five of these communities comprising 1,631 apartment homes are expected to remain with the homebuilding business following the proposed spin-off and three representing 930 apartments will be owned and operated by the Real Estate Services business, to be renamed Sage Residential Services post spin-off.

Development Pipeline
     The Company’s Homebuilding pipeline, comprised of sites owned or controlled by the Company not yet included in active developments, totaled nearly 4,200 homes in 20 communities at the end of the first quarter of 2007. The Company continues to review its pipeline projects for feasibility under current market conditions and terminating those projects which do not meet its current underwriting criteria.
     Based on estimated, potential revenue, 54 percent of the pipeline comes from mixed residential and commercial communities, 34 percent from mid-rise developments, 6 percent from townhome communities and 6 percent from condominium conversions. Nearly 85 percent of the estimated, potential revenue is from projects located in the Northeast that will begin to impact results in 2008 and future periods. Tarragon has a weighted-average interest of 86 percent in the development pipeline. Collectively, Tarragon has over 10,500 homes in its active and pipeline communities.
Real Estate Services Business Operations
Rental Developments
     Tarragon’s Real Estate Services business owns 11,704 apartment homes, with a current market value in excess of $1.1 billion, which includes 930 homes currently under construction or lease-up. This compares to 8,765 units owned as of March 31, 2006. The increase in number of homes owned is primarily due to the transfer of eight properties from the homebuilding business.
Same Store Operations
      Same store net operating income in the first quarter of 2007 increased 8 percent from $9.5 million in the first quarter of 2006 to $10.3 million this quarter due primarily to reduced operating expenses. Same store net operating income as a percentage of total revenue increased to 53.9 percent from 50.0 percent in the year ago period.

Property Sales
     During the first quarter of 2007, Tarragon sold two land lots adjacent to one of its rental communities for $1 million resulting in a pre-tax gain on sale of $400 thousand. In the first quarter of 2006 Tarragon sold one residential and two commercial properties for $26.7 million, resulting in pre-tax gains on sale of $11.7 million. Tarragon is presently marketing five newly built or renovated rental properties in Florida and New Jersey. The sales of the properties are expected to generate approximately $130 million in net cash proceeds during 2007 after paying down consolidated debt with an aggregate outstanding balance as of March 31, 2007, of about $165 million.
David R. Fletcher Named Chief Financial Officer of Homebuilding Business
     David Fletcher was named Executive Vice President and Chief Financial Officer of Tarragon Development Corporation in April 2007. Mr. Fletcher was previously Senior Vice President and Chief Financial Officer of Focus Property Group, a developer of residential and mixed-use master-planned communities. Mr. Fletcher was also Chief Financial Officer at Hawk Eye Capital, LLC, an interim CFO management consulting firm, and Fuel Links, Inc., a software development company. He began his career in the commercial real estate banking industry at Bank of America and subsequently worked for nearly ten years as a senior manager and management consultant with Deloitte & Touche.
     Mr. Fletcher will serve as Executive Vice President and Chief Financial Officer of the Homebuilding business, to be renamed Tarragon Corporation after the proposed spin-off. Erin D. Pickens, currently Tarragon Corporation’s Executive Vice President and Chief Financial Officer will continue in that position for the Real Estate Services business, which will be named Sage Residential Services following the proposed spin-off.

Spin-Off of Homebuilding Division
     Tarragon has filed a proxy statement with the Securities and Exchange Commission related to the proposed pro rata, tax-free spin-off of its Homebuilding business as an independent, publicly traded company. The transaction, which is subject to shareholder approval, is expected to be completed in the third quarter of 2007. Tarragon will continue to operate the Real Estate Services business, which provides asset and property management, leasing and renovation services to residential and commercial properties. Following the spin-off, Tarragon will change its name to Sage Residential, Inc. Tarragon’s Homebuilding business will be renamed Tarragon Corporation after the spin-off. Tarragon believes that the spin-off will, among other things, provide both businesses with direct and differentiated access to financing and the capital markets, allow each company to grow through acquisitions appropriate to its business and provide each company with the opportunity to align management incentives with the performance of its business. If the spin-off is consummated, Tarragon stockholders will hold a proportionate interest equal to their current ownership interest in Tarragon in two separate companies: the Tarragon Corporation Homebuilding business, which will have substantially reduced debt and higher book value as a result of its separation from the Real Estate Services business due to its high level of fixed rate, non-recourse debt, and Sage Residential, which will operate the Real Estate Services business and hold the assets and associated debt. Although Sage Residential will reflect a negative book value as a result of historical-based accounting and depreciation, its net asset value, based on the current estimate of the fair market value of the assets of the Real Estate Services business, is expected to approximate $6 per diluted share, assuming 30 million shares outstanding.

Share Repurchase Program
     No shares were repurchased in the first quarter of 2007.
Results Conference Call
     A conference call to discuss the results for the first quarter ended March 31, 2007, will take place:
WHEN: Tuesday, May 15, 2007, at 1:30 p.m. ET
DIAL-IN NUMBER: 866-316-1368 (within the US and Canada) / 913-312-6678(International). No passcode or conference ID# is required.
REPLAY NUMBER: 719-457-0820 (within the US and Canada) / 888-203-1112(International); use passcode 1762945. The replay will be available starting at approximately 4:00 p.m. ET on May 15, 2007 and will be available for 7 days through 11:59 p.m. ET on Tuesday, May 22, 2007.
WEBCAST: The live webcast may be accessed by going to the Company’s site at www.tarragoncorp.com. Webcast participants are encouraged to go to the site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.
About Tarragon Corporation
     Tarragon Corporation is a leading developer of multifamily housing for rent and for sale. The Company’s operations are concentrated in the Northeast, Florida, Texas and Tennessee. To learn more about Tarragon Corporation, visit: www.tarragoncorp.com
Additional Information About the Spin-Off Transaction
     Tarragon has filed a preliminary proxy statement with the Securities and Exchange Commission containing information about Tarragon, Sage, the proposed spin-off transaction and related matters. A definitive proxy statement, which may contain additional or different information from that contained in the preliminary proxy statement, will be filed with the SEC and mailed to Tarragon’s stockholders prior to the stockholders’ meeting related to the spin-off transaction. Stockholders are urged to read carefully the definitive proxy statement, when it becomes available, as it will contain important information that stockholders should consider before making a decision about the spin-off transaction and related matters. In addition to receiving the definitive proxy statement from Tarragon in the mail, stockholders will be able to obtain the definitive proxy statement, when it becomes available, the preliminary proxy statement and other filings containing information about Tarragon, the spin-off transaction and related matters, without charge, at the SEC’s web site (http://www.sec.gov). Documents filed with the SEC by Tarragon will also be available free of charge at Tarragon’s web site (http://www.tarragoncorp.com). Stockholders may obtain copies of these documents without charge by requesting them in writing from Tarragon Corporation, 3100 Monticello Ave., Ste. 200, Dallas, TX, 75205, or by telephone at (214) 599-2200.
     Tarragon and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Tarragon’s stockholders with respect to the proposed spin-off transaction. Information regarding any interests that Tarragon’s executive officers and directors may have in the transaction is set forth in the preliminary proxy statement and will be included in the definitive proxy statement, when it becomes available.
Forward-looking Statements
     Information in this press release includes forward-looking statements made pursuant of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking statements due to a number of factors, including, but not limited to, general economic conditions, interest rates, weather, the availability of financing for development and acquisition, risks associated with the proposed spin-off of the Company’s homebuilding division as described in the Company’s SEC filings relating to that transaction, and other risk factors outlined in the Company’s SEC reports, including its Annual Report on Form 10-K. The Company assumes no responsibility to update forward-looking information contained herein.
TARR-E
TABLES FOLLOW
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TARRAGON CORPORATION
FINANCIAL HIGHLIGHTS
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31,
	2007	2006

Revenue	$150,395	$114,206
Expenses	142,054	88,513

Other income and expenses:
Equity in income of partnerships and joint ventures	291	2,061
Minority interests in income of consolidated partnerships and joint ventures	(668)	(283)
Interest income	180	193
Interest expense	(16,772)	(7,689)
Gain on sale of real estate	398	—
Loss on extinguishment of debt	(1,422)	(1,808)

Income (loss) from continuing operations before income taxes	(9,652)	18,167
Income tax (expense) benefit	5,232	(6,813)

Income (loss) from continuing operations	(4,420)	11,354
Discontinued operations, net of income taxes
Income (loss) from operations	175	(218)
Gain on sale of real estate	—	7,338

Net income (loss)	(4,245)	18,474
Dividends on cumulative preferred stock	(376)	(207)

Net income (loss) allocable to common stockholders	$(4,621)	$18,267

Earnings per common share — basic
Income (loss) from continuing operations allocable to common stockholders	$(0.17)	$0.39
Discontinued operations	0.01	0.25

Net income (loss) allocable to common stockholders	$(0.16)	$0.64

Earnings per common share — assuming dilution
Income (loss) from continuing operations allocable to common stockholders	$(0.17)	$0.36
Discontinued operations	0.01	0.22

Net income (loss) allocable to common stockholders	$(0.16)	$0.58

Homebuilding
Operating Statements

	For the Three Months Ended March 31,
	2007		2006

Homebuilding sales	$130,526	100%	$111,876	100%
Cost of homebuilding sales	(122,592)	(94%)	(85,443)	(76%)

Gross profit on homebuilding sales	7,934	6%	26,433	24%

Minority interests in homebuilding sales of consolidated partnerships and joint ventures	(668)	(1%)	(112)	—
Outside partners’ interests in homebuilding sales of unconsolidated partnerships and joint ventures	(225)	—	(1,737)	(2%)
Overhead costs associated with investment in joint ventures	(64)	—	—	—
Performance-based compensation related to projects of unconsolidated partnerships and joint ventures	(14)	—	(155)	—

	6,963	5%	24,429	22%

Other income and expenses:
Interest expense	(1,478)	(1%)	(706)	(1%)
Net income (loss) from rental operations	(792)	—	454	—
Mortgage banking income	—	—	229	—
General and administrative expenses	(5,236)	(4%)	(5,146)	(4%)
Other corporate items	117	—	33	—
Loss on extinguishment of debt	(1,414)	(1%)	(1,808)	(1%)

Income (loss) before taxes	(1,840)	(1%)	17,485	16%

Income tax (expense) benefit	704	—	(6,557)	(6%)

Net income (loss)	$(1,136)	(1%)	$10,928	10%

Reconciliation of total homebuilding sales revenue for Homebuilding to consolidated homebuilding sales revenue:

Total homebuilding sales revenue	$130,526		$111,876
Less: homebuilding sales revenue of unconsolidated partnerships and joint ventures	(6,701)		(22,686)

Consolidated homebuilding sales revenue	$123,825		$89,190

Real Estate Services
Operating Statements

	For the Three Months Ended March 31,
	2007		2006
Rental revenue	$26,595	100%	$22,699	100%
Property operating expenses	(12,817)	(48%)	(11,991)	(53%)

Net operating income	13,778	52%	10,708	47%

Net gain on sale of real estate	398		11,740
Minority interests in income of consolidated partnerships and joint ventures	—		(171)
Outside partners’ interests in income of unconsolidated partnerships and joint ventures	—		(79)
Mortgage banking income	135		—
General and administrative expenses	(1,871)		(1,445)
Loss on extinguishment of debt	(8)		—
Other corporate items	214		468
Impairment charges	—		(266)
Interest expense	(14,719)		(5,431)
Depreciation expense	(5,456)		(3,449)

Income (loss) before taxes	(7,529)		12,075
Income tax (expense) benefit	4,420		(4,529)

Net income (loss)	$(3,109)		$7,546